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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
PHOENIX TECHNOLOGIES LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transactions applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials:
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

411 East Plumeria Drive
San Jose, CA 95134

Dear Phoenix Stockholder:

I am pleased to invite you to attend Phoenix's upcoming Special Meeting of Stockholders. The meeting will be held at Phoenix's offices on Tuesday, April 9, 2002. In preparation for the meeting, I encourage you to carefully read the enclosed proxy statement. It describes the very important proposal you will be asked to vote on at the meeting.

Despite an overall economic environment of uncertainty, especially for technology industries world wide, Phoenix made positive progress in our first fiscal quarter, which ended December 31, 2002. We increased revenue by 17% as compared to Q4 of fiscal year 2001 and returned to operating profitability. By a combination of increasing revenue and controlling expenses, Phoenix improved its gross margins by 5%, to 82% of revenue.

Our growth strategy requires us to compete with other employers to attract the best and brightest new employees and to reward Phoenix's current high-performing employees. Stock options are a critically important part of our pay-for-results compensation programs. Our stock option grant guidelines are intended to more strongly drive our performance culture by distributing the shares with a greater focus on our higher-performing employees.

We are asking you to approve an amendment to our 1999 Stock Plan. We recognize that our stockholders are sensitive to certain stock option practices and we are amending the 1999 Stock Plan with some of those concerns in mind. If this amendment is approved, the 1999 Stock Plan will prohibit repricing unless we first receive stockholder approval. The 1999 Stock Plan currently contains no such restriction on repricing.

In an effort to manage the dilutive impact of our equity plans on our stockholders, we have decreased the number of shares we are seeking to add to our plan as a percentage of our outstanding shares. We are asking stockholders to approve 950,000 new shares for the 1999 Stock Plan. This number is approximately 3.5% of our outstanding shares. Historically, stockholders have approved annual increases to our plan averaging 5% of our outstanding shares.

Thank you for your careful consideration of the proposal included in the accompanying proxy statement. I appreciate your participation as a stockholder of Phoenix.

Regards,

Albert E. Sisto
President and Chief Executive Officer

PHOENIX TECHNOLOGIES LTD.
411 East Plumeria Drive
San Jose, California 95134
(408) 570-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 9, 2002

        Notice is hereby given that a Special Meeting of Stockholders of Phoenix Technologies Ltd., (the "Company" or "Phoenix") will be held at the Company's offices located at 411 East Plumeria Drive, San Jose, California 95134, on April 9, 2002, at 10:00 a.m., California time. There is one proposal to be voted on at the Meeting:

    To approve an amendment to the Company's 1999 Stock Plan to increase the number of shares of the Company's common stock ("Common Stock") reserved for issuance thereunder by 950,000 shares and to add a new provision which prohibits the reduction of the exercise price of any outstanding option, whether through amendment, cancellation or replacement grants, or any other means, without approval of the Company's stockholders.

        Only stockholders of record at the close of business on March 12, 2002 will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The stock transfer books will not be closed between the record date and the date of the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Company's offices for a period of ten days before the Special Meeting.

        All stockholders are cordially invited to attend the meeting. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope provided. You may revoke your proxy at any time prior to the Special Meeting. If you attend and vote at the Special Meeting, your proxy will be automatically revoked and only your vote at the Special Meeting will be counted.

By Order of the Board of Directors
Linda V. Moore Secretary

March 14, 2002

PROXY STATEMENT

PHOENIX TECHNOLOGIES LTD.
411 East Plumeria Drive
San Jose, California 95134

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held April 9, 2002

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Phoenix Technologies Ltd. (the "Company" or "Phoenix") of proxies for use at a Special Meeting of Stockholders of the Company (the "Meeting") to be held on April 9, 2002, at the Company's offices located at 411 East Plumeria Drive, San Jose, California, commencing at 10:00 a.m., California time, and at any adjournments thereof. All proxies are solicited for the purposes set forth herein and in the Notice of Special Meeting of Stockholders that accompanies this Proxy Statement. The date of this Proxy Statement is March 14, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

        We do not expect any matters not listed in the Proxy Statement to come before this Meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

General Information

        Voting Securities.    Only stockholders of record as of the close of business on March 12, 2002 (the "Record Date") will be entitled to vote at the meeting and any adjournment thereof. As of the Record Date, there were [            ] shares of the Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of the stock held and one vote for each director to be elected.

        Quorum.    The required quorum for transacting business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD" from a matter are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting (the "Votes Cast") with respect to such matter.

        Abstentions.    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        Broker Non-Votes.    Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transacting business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan).

        Solicitation of Proxies.    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and through its regular employees, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting material to persons for whom they hold shares of Common Stock of the Company, and to request authority for the exercise of proxies; in such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses. The Company may use the services of its officers, directors and others to solicit proxies personally or by telephone, facsimile or electronic mail, without additional compensation. The Company has also retained Morrow & Co., Inc. to assist in obtaining proxies for the Special Meeting from brokers, nominees of stockholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $6,500 plus out-of-pocket expenses.

        Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares presented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be vote FOR all nominees, FOR all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL TO AMEND THE 1999 STOCK PLAN

        On November 13, 1998, the Board of Directors adopted the 1999 Stock Plan (the "Plan") and reserved 1,100,000 shares of Common Stock for issuance thereunder, subject to stockholder approval. In January 1999, the stockholders approved the Plan. Amendments to increase the Plan have been adopted by the Board and approved by the stockholders from time to time. As of January 31, 2002, 520,392 shares had been issued upon exercise of options granted under the Plan, options to purchase 3,455,633 shares were outstanding (378,695 of which are subject to stockholder approval) and 571,305 shares remained available for future grant, assuming stockholder approval of this proposal. Of the 571,305 shares which remain available for future grant, the Company is obligated to issue 156,600 options under the Plan on July 23, 2002, pursuant to an option exchange program effected in January 2002. The Board of Directors has amended the Plan, subject to stockholder approval, to increase by 950,000 to a total of 4,610,000, the number of shares of the Common Stock that may be issued under the Plan, subject to adjustment for stock splits or other changes in the Company's capital structure.

        As part of this proposal to increase the number of shares reserved for issuance under the Plan, Phoenix also proposes to amend the Plan to add a new provision pursuant to which Phoenix shall not be permitted to reduce the exercise price of any outstanding options granted under the Plan, whether by amendment, cancellation or replacement grants, or any other means, without prior stockholder approval.

        The Board of Directors believes that approval of the amendment to the Plan is in the best interests of Phoenix and its stockholders because the availability of an adequate number of shares reserved for issuance under the Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of Phoenix. Consequently, Phoenix grants options to each employee and each employee is eligible for an additional annual grant based on performance. Phoenix also believes that ensuring the availability of an adequate number of options will be important if Phoenix undertakes acquisitions that involve the retention of employees of the acquired business.

        In connection with its Annual Meeting of Stockholders in February 2002, Phoenix solicited stockholder approval to increase the number of shares reserved for issuance pursuant to the Plan by 1,800,000 shares. This increase was intended to give Phoenix sufficient reserved shares under the Plan. This proposal did not receive stockholder approval at the Annual Meeting, with approximately 45% of the voting stockholders approving the proposal and approximately 55% of the voting stockholders disapproving the proposal. Accordingly, Phoenix is hereby soliciting stockholder approval for a smaller increase in the number of shares reserved for issuance under the Plan. Phoenix estimates that if this share reserve increase is approved, Phoenix will have sufficient shares for issuance under its Plan to make anticipated stock option issuances for the next year.

1999 Stock Plan Grants to Officers and Directors

        The following table sets forth information with respect to the stock options granted to the Chief Executive Officer and the executive officers included in the Summary Compensation Table in the "EXECUTIVE COMPENSATION" section (collectively, the "Named Executive Officers"), all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group under the Plan as of January 31, 2002.

Name/Position	Number of Shares Subject to Options Granted under the 1999 Stock Option Plan	Weighted Average Exercise Price Per Share
Albert E. Sisto, President and Chief Executive Officer	695,000	$10.6553
David A. Everett, Sr. Vice President	208,000	$10.9980
John M. Greeley, Sr. Vice President, Finance and Chief Financial Officer	182,000	$16.2263
Linda V. Moore, Vice President, General Counsel and Secretary	104,000	$12.8009
Steven Chan, Vice President, OS & Tools	102,000	$11.9181
All current executive officers as a group (10 persons)	1,960,500	$12.0790
All directors who are not executive officers (5 persons)	2,500	$0.01
Associates of Directors or Executive Officers	0	0
Persons receiving 5% or more of options granted under the 1999 Stock Option Plan
Albert E. Sisto	695,000	$10.6553
All employees and consultants (including all current officers who are not executive officers) as a group (386 persons)	1,535,751	$13.2655

Summary of the 1999 Stock Plan as Amended

        General.    The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

        Administration.    The Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator").

        Eligibility; Limitations.    Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants and any parent or subsidiary of the Company.

Incentive stock options may only be granted to employees. The Administrator, in its discretion, selects the employees, directors, and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock shall be granted, and the number of shares subject to each such grant.

        Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 125,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options or stock purchase rights to purchase up to an additional 125,000 shares of Common Stock.

        Terms and Conditions of Options.    Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a)    Exercise Price.    The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such stock option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted. Under the terms of the amended Plan, approval of the Company's stockholders shall be required for any reduction of exercise price of any outstanding option, whether through amendment, cancellation or replacement grants, or any other means.

          (b)    Exercise of Option; Form of Consideration.    The Administrator determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Plan generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c)    Term of Option.    The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be not more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d)    Termination of Employment or Consulting Relationship.    If an optionee's employment or consulting relationship terminates for any reason other than death or disability, then all options held by such optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (normally 90 days past termination) or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such expiration, the optionee may exercise all or part of his or her option at any time before expiration.

          (e)    Death or Disability.    If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in her or her notice of grant (normally 12 months after death or disability) or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (f)    Nontransferability of Options.    Options granted under the plan are generally not transferable other than be will or he laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (g)    Other Provisions.    The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

        Stock Purchase Rights.    In the case of Stock Purchase Rights, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntarily termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

        Adjustments Upon Changes in Capitalization.    In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

        In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

        In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

        Amendment and Termination of the Plan.    The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

Federal Income Tax Consequences

        Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to liability under the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or any loss recognized on such a premature disposition of the shares is treated as long-term or short-term capital gain or loss, depending on the holding period. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        Nonstatutory Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

        Stock Purchase Rights.    Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

        The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

        The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights and the Company with respect to the grant and exercise of options and stock purchase rights under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Required Vote

        If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and voting on the matter is required for approval of this Proposal.

The Board Of Directors Recommends A Vote FOR
Approval Of The Amendment To The 1999 Stock Plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of January 31, 2002 with respect to the Common Stock owned beneficially by (i) any person who is known to the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and each other executive officer of the Company included in the Summary Compensation Table (collectively, the "Named Executive Officers"), and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, to the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	2,242,200	8.7%
U.S. Trust Corporation(3) United States Trust Company of New York 114 West 47th Street New York, NY 10036	1,671,999	6.5%
George C. Huang(4),(9)	921,820	3.6%
Taher Elgamal(9)	70,000	*
Anthony Sun(5),(9)	171,236	*
Edmund P. Jensen(9)	70,000	*
Albert E. Sisto(6),(9)	420,000	1.6%
Anthony P. Morris(7),(9)	92,000	*
David A. Everett(8),(9)	169,725	*
John M. Greeley(9)	85,812	*
Linda V. Moore(8),(9)	47,150	*
Steven Chan(8)	48,210	*
All current directors and executive officers as a group (15 persons)(9)	2,192,590	8.5%

*
Ownership is less than 1%

(1)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after January 31, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on information provided contained in Schedule 13G filed on February 14, 2002 with the Securities and Exchange Commission by FMR Corp on behalf of the affiliated entities named therein with respect to shares owned as of December 31, 2001 by such entities. FMR has the sole power to dispose or to direct the disposition of all of such shares, but has sole power to vote only 508,200.

(3)
Based on information provided contained in Schedule 13G filed on February 14, 2002 with the Securities and Exchange Commission by U.S. Trust Corporation and United States Trust Company of New York with respect to shares owned as of December 31, 2001 by such entities. U.S. Trust Corporation and United States Trust Company of New York have shared power to vote or dispose of or to direct the vote of or disposition of all of such shares.

(4)
Includes (i) 11,846 shares owned by Dr. Huang; (ii) 18,040 shares held by Dwight S. Huang, Dr. Huang's son, (iii)17,862 shares held by Margaret J. Huang, Dr. Huang's wife, (iv) 54,884 shares held by the George C. Huang and Margaret J. Huang Charitable Foundation and (v) 450,000 shares held by the Huang Living Trust. Mr. Huang disclaims beneficial ownership of shares held by his son.

(5)
Includes 33,157 shares owned by Mr. Sun.

(6)
Includes 1,750 shares held in trust for Mr. Sisto's minor son.

(7)
Includes 5,000 shares owned by Mr. Morris and 5,000 shares held in a custodial account by his spouse for his minor daughters. Mr. Morris disclaims beneficial ownership of the shares held in the custodial account.

(8)
Includes 4,099, 1,334 and 587 shares held, respectively, by Messrs. Everett and Chan and Ms. Moore, in the Company's Employee Stock Purchase Plan.

(9)
Includes an aggregate of 1,592,115 shares as to which the named persons could acquire beneficial ownership at or within 60 days after January 31, 2002. As to each named person, such amounts are as follows: Mr. Sisto—420,000; Mr. Huang—369,188; Mr. Elgamal—70,000; Mr. Jensen—70,000; Mr. Morris—82,000; Mr. Sun—138,079; Mr. Everett—165,626; Mr. Greeley—85,812; and Ms. Moore—46,563.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation of (i) the Chief Executive Officer of the Company, and (ii)the four other most highly compensated executive officers of the Company (based on salary plus bonus for the Last Fiscal Year) who were serving as such at the end of the Last Fiscal Year:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options (#)		Awards All Other Compensation($)
Albert E. Sisto President and Chief Executive Officer	2001 2000 1999	400,000 350,000 107,386	$193,348 43,750 —	— — —	150,000 15,000 20,000 530,000	(1)	— — —
David A. Everett Sr. Vice President	2001 2000 1999	260,000 215,625 97,500	140,110 46,795 50,031	— — —	54,000 4,000 225,000		3,300 3,262 738	(2) (2) (2)
John M. Greeley Sr. Vice President, Finance and Chief Financial Officer	2001 2000 1999	237,500 96,532 —	62,363 — —	— — —	4,000 178,000 —		3,525 — —	(2)
Linda V. Moore Vice President, General Counsel and Secretary	2001 2000 1999	217,500 147,462 —	49,169 — —	— — —	52,000 52,000 —		3,000 3,000 —	(2) (2)
Steven Chan Vice President, OS & Tools	2001 2000 1999	225,000 183,307 —	21,000 55,437 —	— — —	52,000 — 50,000		3,150 3,000 —	(2) (2)

(1)
Option grant for the specified number of shares of common stock of inSilicon Corporation ("inSilicon"), a majority-owned subsidiary of the Company.

(2)
Includes the sum contributed by the Company to the named individual's 401(k) account.

A. Stock Options Granted by the Company

        The following tables set forth the stock options granted to each of the Named Executive Officers under the Company's stock option plans and the options exercised by such Named Executive Officers during the fiscal year ended September 30, 2001. Mr. Sisto received a stock option grant from inSilicon that is separately reflected in the table "Stock Options Granted by inSilicon in Fiscal Year 2001".

1. Option Grants by the Company in Fiscal Year 2001

	Number of Securities Underlying Options(1)					Potential Realizable Value(3)
Name		% of Total Grants	Exercise Price(2)		Expiration Date
						@ 0%	@ 5%		@ 10%
Albert E. Sisto	30,000 120,000	0.0147 0.0588	$ $	0.01 13.125	10/18/2010 10/18/2010	$393,450.00 —	$ $	641,077.26 990,509.04	$ $	1,020,986.09 2,510,144.37
David A. Everett	4,000 50,000	0.0020 0.0245	$ $	0.01 13.125	10/18/2010 10/18/2010	$52,460.00 —		$85,476.97 412,712.10		$136,131.48 1,045,893.49
John M. Greeley	4,000	0.0020		$0.01	10/18/2010	$52,460.00		$85,476.97		$136,131.48
Linda V. Moore	2,000 50,000	0.0010 0.0245	$ $	0.01 13.125	10/18/2010 10/18/2010	$26,230.00 —		$42,738.48 412,712.10		$68,065.74 1,045,893.49
Steven Chan	2,000 50,000	0.0010 0.0245		$0.01 13.125	10/18/2010 10/18/2010	26,230.00 —		$42,738.48 412,712.10		$68,065.74 1,045,893.49

(1)
All of the options reflected in the above table are subject to the terms of the Company's 1999 Stock Plan and are exercisable only as they vest.

(2)
The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date, or through a cashless exercise involving a same-day sale of all or part of the purchased shares.

(3)
These columns reflect the potential realizable value of each grant assuming the market value of the Company's stock appreciates at 5% and 10% annually from the date of grant over the term of the option. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants.

2. Aggregated Option Exercises in Fiscal 2001
And Fiscal Year-End Option Values
With Respect to Option Grants by the Company

			Number of Securities Underlying Unexercised Options at FY End (#)(2)		Value of Unexercised In-the-Money Options at FY End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert E. Sisto	0	$0.00	335,625	359,375	$(208,518.75)	$(226,081.25)
David A. Everett	4,000	$68,560.00	131,251	147,749	$(20,670.35)	$(105,999.66)
John M. Greeley	0	$0.00	57,688	124,312	$(344,279.36)	$(783,455.64)
Linda V. Moore	2,000	$37,067.50	31,250	70,750	$(104,921.88)	$(203,288.13)
Steven Chan	0	$0.00	34,376	67,624	$(57,954.28)	$(134,630.72)

(1)
These amounts represent the fair market value of the shares underlying the stock options on the date of exercise less the stock option exercise price.

(2)
These options were granted on various dates during fiscal years 1994 through 2001.

(3)
These amounts represent the difference between the exercise price of the stock options and the closing price of $10.03 of Phoenix Common Stock on September 28, 2001 for all options held by each Named Executive Officer.

B. Stock Options Granted by inSilicon

        The following tables set forth the stock options granted to each of the Named Officers under inSilicon's stock option plans and the options exercised by such Named Officers during the fiscal year ended September 30, 2001:

1. Option Grants by inSilicon in Fiscal Year 2001

					Potential Realizable Value(3)
Name	Number of Options(1)	% of Total Grants	Exercise Price(2)	Expiration Date
					@ 0%	@ 5%	@ 10%
Albert E. Sisto	7,500	0.0029	$6.2500	02/07/11	—	$29,479.44	$74,706.68
David A. Everett	0	0	—	—	—	—	—
John M. Greeley	0	0	—	—	—	—	—
Linda V. Moore	0	0	—	—	—	—	—
Steven Chan	0	0	—	—	—	—	—

(1)
All of the stock options reflected in the above table are subject to the terms of the inSilicon 1999 Stock Plan and are exercisable only as they vest. The options granted vest and become exercisable as of the date of grant, provided the optionee continues to be employed by or serve as a director of the Company.

(2)
All options were granted at an exercise price equal to the fair market value of inSilicon's common stock on the date of grant. The exercise price may be paid in cash, in shares of the inSilicon common stock valued at fair market value on the exercise date, or through a cashless exercise involving a same-day sale of all or part of the purchased shares.

(3)
These columns reflect the potential realizable value of each grant assuming the market value of inSilicon's stock appreciates at 5% and 10% annually from the date of grant over the term of the option. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants.

2. Aggregated Option Exercises in Fiscal 2001
And Fiscal Year-End Option Values
With Respect to Option Grants by inSilicon

			Number of Securities Underlying Unexercised Options at FY End (#)(2)		Value of Unexercised In-the-Money Options at FY End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert E. Sisto	0	0	9,688	17,812	$(50,595.86)	$(87,654.14)
David A. Everett	—	—	—	—	—	—
John M. Greeley	—	—	—	—	—	—
Linda V. Moore	—	—	—	—	—	—
Steven Chan	—	—	—	—	—	—

(1)
These amounts represent the fair market value of the shares underlying the stock options on the date of exercise less the stock option exercise price.

(2)
These options were granted on various dates during inSilicon's fiscal years 2000 - 2001.

(3)
These amounts represent the difference between the exercise price of the stock options and the closing price of $2.03 inSilicon common stock on September 28, 2001 for all options held by each Named Executive Officer.

Employment Contracts and Termination of Employment and
Change-In-Control Arrangements

        Severance/change-in-control agreements have been entered into with all of the Named Executive Officers (except Mr. Chan) in order to assure the Company of the continued services of those executives to the Company in an effective manner without distraction by reason of the possibility of a termination of employment by the Company or a change in control of the Company. In general, each agreement provides that in the event of the termination of the Named Executive Officer's employment by the Company, for any reason other than "termination for cause", death, disability or a "change-in-control", the Company will continue to pay the Named Executive Officer for a period of one year following such termination.

        The severance amount is equal to the Named Executive Officer's salary at the annual rate then in effect. If the Named Executive Officer has not been "re-employed" at the end of the one year severance period, he or she may receive up to six months additional severance at the same rate. The additional severance will cease when the Named Executive Officer is re-employed. In addition, the Company will provide the Named Executive Officer with his or her then current health, dental, life and accidental death and dismemberment insurance benefits for a period of 18 months following such termination. Each agreement also contains a covenant not-to-compete and a covenant not to solicit employees of the Company during the one-year period in which severance benefits are being paid and for six months thereafter.

        In the event of the termination of the Named Executive Officer's employment following a "change-in-control" of the Company, and such termination is (i) by the Company for any reason other than "termination for cause" (ii) by the Named Executive Officer for "constructive discharge", the Company will pay the Named Executive Officer severance and benefits as summarized above. In addition, 50 percent of the Named Executive Officer's stock option grants will vest immediately upon termination and the balance will vest within 90 days after the termination date.

        If any of the payments to the affected Named Executive Officer are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.

Compensation of Directors

        Members of the Board who are not employees of the Company are paid an annual retainer of $10,000, a fee of $1,000 for each meeting of the Board of Directors they attend in person, a fee of $500 for each telephonic meeting of the Board of Directors that they attend, a fee of $500 for each Committee meeting they attend in person and a fee of $375 for each telephonic Committee meeting that they attend. In addition, non-employee Directors who reside outside of the local area receive reimbursement of travel expenses.

        Outside Directors have received options to purchase Common Stock pursuant to the Company's 1994, 1996, 1997, 1998 and 1999 Stock Plans and currently receive options under the 1999 Director Option Plan. The actual number of shares to be subject to the options granted for Board and committee service is established by the Plan. In September 1999, the Board changed its stock grants to non-employee Directors to include an initial grant of 40,000 shares for new non-employee Directors and to grant options of 15,000 shares on each subsequent anniversary of each non-employee Director's tenure on the Board. Board member options vest and become exercisable for 100% of the shares on the date of grant and have a term of ten years. During the Last Fiscal Year, the Company granted stock options for 15,000 shares to each of Messrs. Elgamal, Huang, Jensen and Sun, and 44,000 shares to Mr. Morris, in each case having an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

Certain Transactions

        Intel Corporation:    In February 2001, the Company repurchased from Intel Corporation an outstanding warrant, pursuant to the terms of which Intel was entitled to purchase 1,073,965 shares of the Company's Common Stock for approximately $2.9 million.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Company's Board of Directors during the Last Fiscal Year were Messrs. Elgamal, Morris and Sun, all of whom are non-employee Directors. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

By Order of the Board of Directors
Linda V. Moore, Secretary

San Jose, California
March 14, 2002

DETACH HERE

PROXY

PHOENIX TECHNOLOGIES LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints John M. Greeley and Linda V. Moore, and each of them, with power of substitution, as proxies to represent and vote as designated herein all shares of stock of Phoenix Technologies Ltd. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on April 9, 2002 at the offices of the Company located at 411 East Plumeria Drive, San Jose, California, at 10:00 a.m., California time, and at any and all adjournments of that meeting.

THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THAT MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PHOENIX TECHNOLOGIES LTD.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

 DETACH HERE

☒	Please mark votes as in this example.
1.	To approve the amendment to the 1999 Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as name appears on stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their title.

Signature:	Date:	Signature:	Date:

QuickLinks

General Information
PROPOSAL TO AMEND THE 1999 STOCK PLAN
1999 Stock Plan Grants to Officers and Directors
Summary of the 1999 Stock Plan as Amended
Federal Income Tax Consequences
Required Vote
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
A. Stock Options Granted by the Company
1. Option Grants by the Company in Fiscal Year 2001
2. Aggregated Option Exercises in Fiscal 2001 And Fiscal Year-End Option Values With Respect to Option Grants by the Company
B. Stock Options Granted by inSilicon
1. Option Grants by inSilicon in Fiscal Year 2001
2. Aggregated Option Exercises in Fiscal 2001 And Fiscal Year-End Option Values With Respect to Option Grants by inSilicon
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
Compensation of Directors
Certain Transactions
Compensation Committee Interlocks and Insider Participation